Exhibit (d)(27)

AMENDMENT NO. 2

TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 2 to INVESTMENT SUB-ADVISORY AGREEMENT dated as of February 29, 2008, by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds, and Aberdeen Asset Managers Limited (the “Agreement”) hereby amends the Agreement as follows, effective February 25, 2015.

I. The second WHEREAS recital of the Agreement is deleted and replaced with the following:

WHEREAS, the Trust is authorized to issue shares of the Thrivent Partner Worldwide Allocation Fund and the Thrivent Partner Emerging Markets Equity Fund (each referred to herein as a “Fund”), each a separate series of the Trust; and

2. Schedule I of the Agreement is deleted and replaced with the Schedule I set forth in Exhibit A attached hereto.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT MUTUAL FUNDS		ABERDEEN ASSET MANAGERS LIMITED

By:		By:
	Name:		Name:
	Title:		Title:

THRIVENT ASSET MANAGEMENT, LLC

By:
Name:
Title:

EXHIBIT A

Schedule I

Dated as of February 25, 2015

Sub-advisory Fees

Compensation pursuant to Section IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Worldwide Allocation Portfolio and the Emerging Markets Portfolio:

Average Daily Net Assets*	Rate**
First $50 million	85 bp
Next $50 million	72 bp
Over $100 million	68 bp

*	When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $75 million, a rate of 85 bp would apply to $50 million and a rate of 72 bp would apply to $25 million.

**	Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Worldwide Allocation Portfolio and the Emerging Markets Portfolio that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Fund and the Thrivent Partner Emerging Markets Equity Fund that are subject to the Sub-adviser’s investment discretion.